Exhibit 10.32

December 8, 2025

Bernard Barbour

Via Email

Dear Bernie:

CONGRATULATIONS! I am pleased to offer you the role of Chief Technology and Product Officer. This is a full-time, exempt position with Skillsoft Corp. (the “Company”), reporting to me. Capitalized terms not defined herein shall have the respective meanings ascribed to them in Annex I, which is incorporated herein by reference. This letter (the “Agreement”) memorializes the specific terms and conditions regarding your employment with the Company:

Job Title:	Chief Technology and Product Officer
Reporting To:	Chief Executive Officer of the Company
Location:

This offer is premised on you performing substantially all of your work for Skillsoft from Massachusetts, where you reside, subject to any business-related travel you may undertake on behalf of the Company. Because the state in which you perform your work can have impacts on Skillsoft’s legal and business-related obligations, you must provide advanced notice and receive written approval from Skillsoft before you relocate your residence or otherwise undertake substantial work for the Company from any state other than Massachusetts.

Start Date:	8 December, 2025.
Base Salary:

Your annual base salary is $450,000, less applicable withholdings, to be paid semi-monthly in accordance with the regular payroll practices of the Company and subject to adjustment from time to time by the Board of Directors of the Company (the “Board”) in its discretion (as adjusted, from time to time, the “Base Salary”).

Bonus Opportunities:

You will be eligible to participate in the Company’s Performance Based Bonus Plan for FY27. Your annualized opportunity target is 50% of your base salary, subject to a maximum payout and other details established by the board of directors. Your bonus opportunity for FY26 will be prorated from the first of the month following your start date per the plan.

Signing Bonus:

The Company agrees to pay you a signing bonus in the gross amount of $100,000, less applicable withholdings. The Signing Bonus will be paid in the first full pay period following thirty (30) days from the Start Date set forth above, provided you are actively employed as of the payment date.

If you voluntarily terminate your employment or are terminated for Cause withing twelve (12) months of your Start Date, you agree to repay the Company the total amount of the Signing Bonus.

By signing this letter, you agree to make repayment promptly and authorize the Company to deduct any outstanding amount from any paycheck or other sums payable to you at or after the time of your termination to the fullest extent permitted by law.

Benefits:

You are eligible to participate in the Company’s benefit plans and programs consistent with what the Company makes available to its other senior executives, including an executive physical and paid time off, subject to the Company’s policies.

Severance:

As of the Start Date the Company will provide you the following severance benefit.

(A)         In the event your employment is terminated by the Company without Cause or by you for Good Reason (each as defined on Annex I attached hereto), you will be entitled to (i) accrued salary and other accrued benefits and (ii) 12 months’ base salary and additional severance for a 12-month period sufficient to cover the cost of group health benefits available as continuation coverage under COBRA (subject to you electing such COBRA continuation coverage at your termination).

(B)         In the event your employment is terminated by the Company without Cause or by you for Good Reason during the 3-month period ending on the date of a Change of Control or within the 12-month period following a Change in Control (as defined in the Skillsoft 2020 Omnibus Incentive Plan), you will be entitled to (i) 12 months’ base salary and additional severance for a 12-month period sufficient to cover the cost of group health benefits available as continuation coverage under COBRA (subject to you electing such COBRA continuation coverage at your termination), (ii) a pro-rata target bonus for the year in which termination occurs, (iii) target bonus for the fiscal year in which such termination occurs and (iv) accelerated vesting of outstanding equity awards.

The severance payments set forth in paragraphs (A) and (B) above are contingent upon your execution and non-revocation of a release of claims (which will include a non-compete identical to that included in the Restrictive Covenants Agreement (as defined below)) and your continued compliance with your obligations under the Restrictive Covenants Agreement.

Equity:

You and Company understand and agree that the offer of equity in Skillsoft Corp is a material inducement to your accepting the offer of employment. If you accept employment with Skillsoft, Skillsoft Corp will recommend that its Talent & Compensation Committee approves the award to you of 95,000 restricted stock units under the Skillsoft Corp 2024 Employment Inducement Incentive Award Plan, as amended from time to time (the “Inducement Plan”), subject to the other provisions of this letter and, as necessary, the filing of a Form S-8. The restricted stock units will vest (i) with respect to 50% of such restricted stock units, ratably on each of the first four anniversaries of the 1st day of the month immediately following the Start Date, subject to your continued employment through each vesting date (“RSUs”), and (ii) with respect to 50% of such restricted stock units, based on the achievement of both time and performance-based vesting conditions, with the time and performance conditions to be determined by the Board, and subject to your continued employment through each vesting date and subject to the terms and conditions of the award (“PSUs”). Further, such restricted stock units shall be subject to the terms and conditions of the Inducement Plan and related award agreements. The award agreement includes non-competition and non-solicitation clauses applicable during employment and for 12 months thereafter. No right to any shares is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continued vesting or employment.

The Equity Grant above is a combined new hire and a FY27 grant. You understand you will next be eligible for an additional equity grant on an annual basis starting in FY28.

Indemnification

The Company agrees to indemnify you and hold you harmless to the maximum extent provided or allowable under the Company’s organizational documents against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from your good faith performance of your duties and obligations to the Company during the term of employment.

As a condition of employment, you agree to sign and abide by the Restrictive Covenants Agreement attached hereto as Annex II (the “Restrictive Covenants Agreement”). This Agreement is also contingent upon your full and complete disclosure to the Company of any and all agreements (non-competition, non-solicitation, employment, confidentiality or otherwise) with any prior employer, clients, principals, partners or others which could in any way limit you either contractually or otherwise from engaging in any business activities required or contemplated by the Company in this Agreement. The Company reserves the right to withdraw this Agreement in the event that it determines or believes that any contractual or other obligation (i) may materially limit your ability to engage in business activities for the Company, or (ii) may be breached by virtue of your entering into this Agreement or becoming employed by the Company. Further, you agree that you will not disclose to or use on behalf of the Company any confidential or proprietary information of a third party without that party’s consent.

You represent and warrant that your signing of this Agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound, and that you are not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of your obligations under this Agreement. You agree that you will not disclose to or use on behalf of the Company and its Affiliates any confidential or proprietary information of a third party without that party’s consent.

For purposes of federal immigration law, you will be required to provide the Company with documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

The Company requires that you provide appropriate authorization for and successfully complete a background check as a condition of your employment. To the extent that the Company requests that you authorize a background check and you either fail to sign the requested authorizations or fail to satisfy the Company’s screening criteria, this offer may be revoked immediately.

Please note this Agreement is meant to confirm the terms and conditions we discussed. You should be aware that your employment with the Company constitutes at-will employment. As a result, your employment can be terminated by the Company at any time, with or without Cause, and you may terminate your employment for any reason hereunder with thirty (30) days prior written notice.

This Agreement, along with the Restrictive Covenants Agreement, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral, between you and any other representative of the Company, and shall be governed by the laws of the State of Massachusetts without regard to its conflict of laws principles. This Agreement may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me. At the time you sign and return it, this Agreement will take effect as a binding agreement between you and the Company on the basis set forth above. Please be advised that you have ten (10) business days from receipt of the Restrictive Covenants Agreement to review and sign the Restrictive Covenants Agreement.

Upon offer acceptance, we will provide you with additional information and coordinate your New Hire Orientation.

Bernie, we are truly excited about you joining the Skillsoft team!

Sincerely,

Ciara Harrington
Chief People Officer

ACCEPTED:	12/8/2025

/s/ Bernard Barbour	Date
Bernard Barbour

ANNEX I

Defined Terms

“Cause” shall mean the occurrence of any one of the following, as determined by the Board of Directors of the Company (the “Board”): (i) gross negligence or willful misconduct in the performance of, or your abuse of alcohol or drugs rendering you unable to perform, the material duties and services required for your position with the Company, which neglect or misconduct, if remediable, remains unremedied for 15 days following written notice of such by the Company to you; (ii) your commission of or plea of nolo contendere for any crime involving moral turpitude or a felony; (iii) your commission of an act of deceit or fraud intended to result in your personal and unauthorized enrichment; or (iv) your material violation of the written policies of the Company or any of its Affiliates as in effect from time to time, your breach of a material obligation of yours to the Company pursuant to your duties and obligations under the Company’s organizational documents, or your material breach of an obligation of yours to the Company or any of its Affiliates pursuant to this Agreement or any award or other agreement between you and the Company or any of its Affiliates. No act or failure to act, on your part, shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company; and provided further that no act or omission by you shall constitute Cause hereunder unless the Company has given detailed written notice thereof to you, and you have failed to remedy such act or omission, as determined by the Board in its discretion. By way of clarification, but not limitation, for purposes of this definition of the term Cause, materiality shall be determined relative to this agreement and your employment, rather than the financial status of the Company as a whole.

“Good Reason” shall mean any of the following events or conditions occurring without your express written consent prior to such terminations, provided that you shall have given notice of such event or condition asserted to give rise to Good Reason within a period not to exceed 60 days after the initial existence of such event or conditions, and the Company has not remedied such event or condition within 60 days after receipt of such notice, and you shall have terminated employment within 30 days after the period in which the Company is entitled to cur the asserted Good Reason: (i) a material demotion, material reduction in responsibility or material change in reporting, or the assignment of duties to you that are substantially inconsistent with your position; (ii) a reduction in your base salary or your then-current target bonus percentage; (iii) the Company’s failure to pay material compensation when due and payable; or (iv) a relocation of your principal place of employment by more than 50 miles.

ANNEX II

Restrictive Covenants Agreement

1.	General.

As a condition of my employment with Skillsoft (“Skillsoft”), its subsidiaries, affiliates, successors or assigns (together with Skillsoft, the “Company Group”), and in consideration of my employment with the Company Group, my receipt of the compensation now and hereafter paid to me by the Company Group, and my access to and use of the Company Group’s Confidential Information (as defined below), I agree to the following:

2.	Confidential Information.

A.         Company Group Information. I agree at all times during the term of my employment with the Company Group and thereafter, to hold in strictest confidence, and not to use, transmit, or copy, except for the benefit of the Company Group, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of Skillsoft (the “Board”), any Confidential Information of the Company Group, except (i) as required in the course of my employment with the Company Group, (ii) under a non-disclosure agreement duly authorized and executed by the Company Group; or (iii) as otherwise required by applicable law, regulation or legal process. “Confidential Information” means an item of information or data or compilation of information or data in any form (tangible or intangible) related to the Company Group’s business that I acquire or gain access to in the course of my employment with the Company Group that the Company Group has not authorized public disclosure of, and that is not readily available to the public or persons outside the Company Group through proper means. By way of example and not limitation, I understand that “Confidential Information” includes any non-public information the Company Group has taken steps to protect that relates to the actual or anticipated business or research and development of the Company Group, technical data, trade secrets, know-how, research, product plans or other information regarding Company Group’s products or services and markets therefor, customer lists, private customer contract terms, and other customer information (including, but not limited to, the unpublished contact information for customers of the Company Group on whom I called or with whom I became acquainted during the term of my employment with the Company Group, the identity of decision-makers for such customers, and the customers’ particular preferences or purchase history), unpublished pricing information, and underlying pricing-related variables such as costs, discounting options, and profit margins, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing plans and strategies, financial records and analysis, and related non-public data regarding the Company’s financial performance, joint venture, partnership, and business (stock and asset) sale and acquisition opportunities identified by the Company Group and related analyses, or other business information. I further understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. I further understand nothing in this Agreement prohibits disclosure of information that arises from my general training, knowledge, skill, or experience, whether gained on the job or otherwise, information that is readily ascertainable to the public, or information that I otherwise have a right to disclose as legally protected conduct.

Confidential Information shall be understood to include any and all Company Group trade secrets (as defined under applicable state or federal law), but an item need not be a trade secret to qualify as Confidential Information. An item of Confidential Information will ordinarily constitute a trade secret under state or federal law if (a) it derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (b) it is the subject of efforts that are reasonable under the circumstances (or under federal law, using reasonable measures) to maintain its secrecy. Confidential Information will not include terms and conditions of employment of Company Group employees except where it is information concerning other employees that has been entrusted to Employee as a supervisor or manager or otherwise entrusted to me as part of confidential job duties (such as human resource management, payroll, or benefits administration) (a “Confidential Role”).

B.         Former Employer Information. I agree that I will not, during my employment with the Company Group, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity and that I will not bring onto the premises of the Company Group any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

C.         Third Party Information. I recognize that the Company Group has received, and in the future will receive, from third parties their confidential or proprietary information subject to a duty on the Company Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company Group consistent with the Company Group’s agreement with such third party.

D.         Defend Trade Secret Act Notice. I understand and acknowledge that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I understand and acknowledge further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

3.	Inventions.

A.         Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company Group (collectively referred to as “Prior Inventions”), which belong to me, which relate to the Company Group’s proposed business, products or research and development, and which are not assigned to the Company Group hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company Group, I incorporate into a Company Group product, process or service a Prior Invention owned by me or in which I have an interest, I hereby grant to the Company Group a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

B.         Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company Group, will hold in trust for the sole right and benefit of the Company Group, and hereby assign to the Company Group, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company Group (collectively referred to as “Inventions”), except as provided in Section 3(F) below. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company Group and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any invention developed by me solely or jointly with others is within the Company Group’s sole discretion and for the Company Group’s sole benefit and that no royalty will be due to me as a result of the Company Group’s efforts to commercialize or market any such invention.

C.         Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company Group and the United States or any of its agencies.

D.         Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company Group. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company Group. The records will be available to and remain the sole property of the Company Group at all times.

E.         Patent and Copyright Registrations. I agree to assist the Company Group, or its designee, at the Company Group’s expense, in every proper way to secure the Company Group’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company Group of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company Group shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company Group, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company Group is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company Group as above, then I hereby irrevocably designate and appoint the Company Group and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

F.         Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company Group do not apply to any invention which qualifies fully under the exceptions set forth in Exhibit B. I will advise the Company Group promptly in writing of any inventions that I believe meet the criteria in Exhibit B and not otherwise disclosed on Exhibit A.

4.         Conflicting Employment. I agree that, during the term of my employment with the Company Group, I will not engage in any other employment, occupation or consulting directly or indirectly related to the business in which the Company Group is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company Group; provided this will not preclude me from engaging in other civic, charitable, non-profit, industry or trade associations, or religious activities that do not conflict with the business interests of the Company Group and do not otherwise compete with the business of the Company Group that are disclosed to the Company Group in accordance with the terms set forth in Section 7(A)(1). This provision does not preclude conduct protected by Section 7 of the NLRA such as joining or forming a union, engaging in collective bargaining, or engaging in other concerted activity for mutual aid and protection.

5.         Returning Company Group Documents. I agree that, at the time of leaving the employ of the Company Group, I will promptly deliver to the Company Group (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company Group or otherwise belonging to the Company Group, its successors or assigns, including, without limitation, those records maintained pursuant to Section 3(D). In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C. Should I not complete Exhibit C, that shall not constitute a waiver of my obligations under this Agreement or any of the Company Group’s rights to enforce this Agreement against me.

6.          Notification of New Employer. In the event that I leave the employ of the Company Group, I hereby agree to provide notification to my new employer about my rights and obligations under this Agreement, including a copy of this Restrictive Covenants Agreement. The Company Group may elect to provide another party notice of this Agreement and an opinion about its applicability.

7.           Non-Competition; Non-Solicitation of Customers and Employees; Non-Disparagement

A.       I agree that, during the term of my employment with the Company Group, I will not personally, on the behalf of any persons, third parties, or entities or for the benefit of any persons, third parties, or entities:

(1)        be employed or engaged in (x) any other business or undertaking (except a Permitted Investment (as defined herein)) or (y) any civic, charitable, non-profit, industry or trade associations, religious or other activity unless such undertaking (i) does not interfere with my duties to the Company Group, does not conflict with the business interests of the Company Group and does not otherwise compete with the business of the Company Group (and is disclosed to the Company Group) or (ii) is approved by the Board prior to the date of this Agreement or from time to time thereafter (such approval, in the case of charitable, pro bono or educational activities, not to be unreasonably withheld).

(2)         “Permitted Investment” means an investment:

(a)         comprising not more than three percent (3%) of the shares or other capital of a company (whether listed or not); provided, that the relevant company in which the investment is made either (i) does not carry on a business which competes with the Company Group or (ii) does compete with the Company Group, but the investment is a passive investment in shares or other securities of the relevant company which are listed on a securities exchange; or

(b)         which is approved or consented to by the Board.

B.        I agree that for a period of twelve (12) months following my termination of employment, regardless of why it ends, I will not, personally, on my own behalf, on behalf of or in conjunction with any other person, firm, company or other entity or for the benefit of any other person, firm, company or other entity, directly or by assisting others: (1) solicit, or attempt to solicit, any Restricted Customer for the purpose of doing any business that would compete with the Company Group’s business; or (2) induce, attempt to induce, encourage or attempt to encourage, any Restricted Customer to cease to do business with or reduce its service or business relationship with the Company Group. A “Restricted Customer” means any customer or client of the Company Group who:

(1)         is, or was, in the twelve (12) months immediately prior to the termination date of my employment with the Company Group, is either a (i) client or (ii) prospective client of the Company Group; and

(2)         (i) with whom I had business dealings during the course of my employment during the twelve (12) month period prior to the termination date of my employment with the Company Group and/or (ii) I obtained or acquired the Company Group’s Confidential Information about by virtue of my employment with the Company Group.

C.        I agree that for a period of twelve (12) months following my termination of employment, regardless of why it ends, I will not, personally on my own behalf, on behalf of or in conjunction with any other person, firm, company or other entity, or for the benefit of any other person, firm, company or other entity, directly or by assisting others, solicit, attempt to solicit, induce, attempt to induce, encourage, attempt to encourage, recruit or attempt to recruit any employee or consultant: (i) with whom I worked, (ii) over whom I exercised managerial authority, or (iii) about whom I obtained or acquired Confidential Information about by virtue of my employment with the Company Group, in each case during the twelve (12) month period prior to the termination date of my employment with the Company Group, to leave employment of or service with the Company Group; provided that this Section 7(C) shall not apply to the solicitation or engaging of any employee, agent, or independent contractor pursuant to a blanket solicitation not specifically targeted at that employee, agent, or independent contractor. Notwithstanding any of the foregoing, activities engaged in by me on behalf of the Company Group are not restricted by the covenants described in Sections 7(B) and 7(C).

D.        I agree that for a period of twelve (12) months following my termination of employment, if I voluntarily resign my employment or my employment ends for cause, I will not, except as an owner of Permitted Investments, personally on my own behalf or on behalf of or in conjunction with any other person, firm, company or other entity, or the benefit of any other person, firm, company or other entity, within the Restricted Territory:

(1)         be employed by or provide any services to a Competitor of the Company Group in the same position or role or providing similar duties and responsibilities that I provided to the Company Group during the twelve (12) month period prior to the termination date of my employment with the Company Group;

(2)         take on any other responsibilities for a Competitor that would involve the probable use or disclosure of Confidential Information or the conversion of Covered Customers to the benefit of a Competitor or detriment of the Company.

(3)         set-up, start, or operate a business which is, or is about to be, set up with the objective of being in competition with the business of the Company Group or any other business of the Company Group in which I became actively involved in while employed by the Company Group during the twelve (12) month period prior to the termination date of my employment with the Company Group;

(4)         have an ownership or interest in a Competitor, except that of a Permitted Investment as defined in Section 7(A)(2).

For purposes of this Agreement, “Competitor” means a person or entity that operates, is about to operate, or for the purposes of operating, in competition with the business of the Company Group by providing products and services provided by the Company Group, or products and services that the Company Group is developing or actively in the process of providing during the twelve (12) month period prior to the termination date of my employment with the Company Group. I understand that the Company Group’s business involves partnering with enterprise organizations to provide blended, multimodal learning experiences for employees and their organizations and that during the course of my career with the Company Group, the Company Group’s business may change. The “Restricted Territory” means those states and counties in which I participated in the Company Group’s business and/or about which I was provided access to Confidential Information during the last two (2) years of my employment with the Company Group (or such shorter time as I am employed); and, (ii) the state and county where I reside. I acknowledge that in my executive position with the Company Group, it is presumed that I have participated in the Company Group’s business and/or had Confidential Information about the Company Group’s business throughout the United States (including state and state-equivalents and county and county-equivalents therein) and any other country in which the Company Group is actively engaged in business at the time my employment with the Company Group ends. I am responsible for seeking clarification from the Company’s Human Resources department if it is unclear to me at any time what the scope of the Restricted Territory is.

For the limited purposes of the application of the non-competition clause in Section 7(D) of the Agreement, “cause” to terminate my employment exists if any of the following has occurred: (i) gross negligence or willful misconduct in the performance of, or my abuse of alcohol or drugs rendering me unable to perform, the material duties and services required for my position with the Company, which neglect or misconduct, if remediable, remains unremedied for 15 days following written notice of such by the Company to me; (ii) my commission of or plea of nolo contendere for any crime involving moral turpitude or a felony; (iii) my commission of an act of deceit or fraud intended to result in my personal and unauthorized enrichment; or (iv) my material violation of the written policies of the Company or any of its affiliates as in effect from time to time, my breach of a material obligation of me to the Company pursuant to my duties and obligations under the Company’s organizational documents, or my material breach of an obligation of mine to the Company or any of its affiliates pursuant to this Agreement or any award or other agreement between the Company or any of its affiliates and me. No act or failure to act, on my part, shall be considered “willful” unless it is done, or omitted to be done, by me in bad faith or without reasonable belief that my action or omission was in the best interests of the Company; and provided further that no act or omission by me shall constitute cause hereunder unless the Company has given detailed written notice thereof to me, and I have failed to remedy such act or omission, as determined by the Company’s Board of Directors in its discretion. By way of clarification, but not limitation, for purposes of this definition of the term cause, materiality shall be determined relative to this agreement and my employment, rather than the financial status of the Company as a whole. Nothing in this paragraph shall be construed to eliminate or modify the “at-will” nature of the parties’ relationship.

If I breach my fiduciary duty to the Company Group and/or have unlawfully taken, physically or electronically, any Company Group records, then the post-employment restricted period for Section 7(D) shall be extended to a period of two (2) years from the cessation of my employment with the Company Group. Section 7(D) shall not apply to me post-employment if I am: classified as non-exempt under the FLSA; 18 years or younger; or an undergraduate or graduate student in an internship or other short-term employment relationship while enrolled in college or graduate school.

As additional consideration for my non-compete obligations in Section 7(D), the Company Group is providing me with the opportunity to participate in the Company Group’s annual cash bonus program for executives, the opportunity to participate in the Company Group’s equity program, and the opportunity to receive severance if my employment ends for reasons that make me eligible to receive the severance benefit (as stated in my offer letter).

E.         I agree that at no time after the termination of my employment with the Company Group shall I personally, on my own behalf, on behalf of or in conjunction with any other person, firm, company or other entity, or for the benefit of any other person, firm, company or other represent myself as being employed by the Company Group, other than as a former employee of the Company Group.

F.         The Company Group and I agree that at no time during or after the termination of my employment with the Company Group shall I make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company Group. The foregoing shall not be violated by truthful statements to legal process or inquiry by a governmental authority.

G.         I agree that the restrictions imposed on me by this Section 7 extend to any actions by me (1) on my own account; (2) on behalf of any firm, company or other person; (3) whether alone or jointly with any other person; or (4) as a director, manager, partner, shareholder, employee or consultant of any other person.

H.         I understand that I have a right to consult with an attorney prior to signing this Agreement. I agree that the restrictions in this Section 7 are reasonable and necessary but no more than sufficient for the protection of the goodwill of the businesses of the Company Group and the legitimate commercial interests of the Company Group and that they do not unreasonably impose limitations on my ability to earn a living. The Company Group and I agree that:

(1)         each restriction shall be read and construed independently of the other restrictions so that if one or more are found to be void or unenforceable as an unreasonable restraint of trade or for any other reason the remaining restrictions shall not be affected; and

(2)         if any restriction is found to be void but would be valid and enforceable if some part of it were deleted or reformed (such as to time, scope of activity or geography), the restriction shall apply with the deletions or reformations that are necessary to make it valid and enforceable.

I.           If I fail to comply with a restriction in Sections 7(B) and/or (C), the time period for that restriction will be extended by the greater of either: one day for each day I am found to have violated the restriction, or the length of the legal proceeding necessary to secure enforcement of the restriction; provided, however, this extension of time shall be capped so that the extension of time does not exceed two years from the date my employment ended, and if this extension would make the restriction unenforceable under applicable law it will not be applied.

J.           The Company Group and I agree that this Section 7 shall not prohibit me from making a Permitted Investment.

K.         I acknowledge and agree that any change, whether material or immaterial, to the terms of my engagement, or my position, title, duties, salary, benefits, and/or compensation with the Company Group, shall not cause this Agreement to terminate and shall not affect my obligations under this Agreement, or affect the validity or enforceability of this Agreement.

8.         Conflict of Interest Guidelines. I agree to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit D hereto.

9.          Representations. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company Group. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith and the Company Group acknowledges that I executed an employment agreement with my prior employer that contained, non-solicit, non-compete and confidentiality provisions which I represent I will not be in breach of as a result of my employment with the Company Group.

10.         Mutual Arbitration Agreement and Equitable Relief.

A.         Arbitration. The Federal Arbitration Act (9 U.S.C. § 1 et seq.) applies to Section 10’s arbitration agreement which evidences commerce.1 Any and all controversies, claims or disputes involving me and the Company Group2 and/or any (1) past present, or future parents, subsidiaries, affiliates, related companies, and d/b/a’s; (2) any officers, directors, shareholders, employees or agents, (3) any benefit plans of the Company Group in their capacity as such or otherwise; or (4) any successors and assign, arising under or with respect to this Agreement or arising out of, relating to or resulting from my past, current, or future employment with the Company Group or termination form the Company group (collectively, “Covered Claims”) shall be resolved by a single arbitrator exclusively through final and binding arbitration between me and the Company Group and not by way of court or jury trial. The arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the validity, scope, applicability, enforceability, or waiver of this arbitration agreement including, but not limited to, any claim that all or any part of Section 10 is void or voidable. However, the preceding sentence does not apply to any claims under the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act, and it does not apply to the Class Action Waiver or PAGA Individual Action Requirement below. Notwithstanding any other clause or language in this Agreement and/or any rules or procedures that might otherwise apply because of this Agreement (including without limitation the AAA Rules discussed below) or any amendments and/or modifications to those rules, any claim that the Class Action Waiver, PAGA Individual Action Requirement, or any portion of the Class Action Waiver or PAGA Individual Action Requirement is unenforceable, inapplicable, unconscionable, or void or voidable, will be determined only by a court of competent jurisdiction and not by an arbitrator. This arbitration clause shall survive the termination of my employment with the Company Group.

1         If a court determines the FAA does not apply, the parties stipulate and agree the arbitration law of the jurisdiction where the arbitration will take place will apply.

2         Except as Section 10 otherwise provides, Covered Claims, applies, without limitation, to claims based upon or related to discrimination, harassment, retaliation, defamation (including post-employment defamation or retaliation), whistleblowing, breach of a contract or covenant, fraud, negligence, breach of fiduciary duty, trade secrets, unfair competition, wages, minimum wage and overtime, or other compensation or any monies claimed to be owed, meal breaks and rest periods, termination, tort claims, common law claims, equitable claims, and claims arising under the Defend Trade Secrets Act, Fair Credit Reporting Act, Civil Rights Act of 1964, Americans With Disabilities Act, Age Discrimination in Employment Act, Family Medical Leave Act, Fair Labor Standards Act, Employee Retirement Income Security Act, Affordable Care Act, Genetic Information Non-Discrimination Act, Uniformed Services Employment and Reemployment Rights Act, Worker Adjustment and Retraining Notification Act, Older Workers Benefits Protection Act of 1990, Occupational Safety and Health Act, Consolidated Omnibus Budget Reconciliation Act of 1985, False Claims Act, state statutes or regulations addressing the same or similar subject matters, and any claims for violation of any federal, state or other governmental law, statute, regulation, or ordinance.

B.         Limitations and Claims not covered. Claims not covered by this arbitration agreement include: (1) claims for workers’ compensation benefits, state disability insurance and unemployment insurance benefits; however, it applies to discrimination or retaliation claims based upon seeking such benefits; (2) claims for benefits under employee benefit plans covered by the Employee Retirement Income Security Act of 1974 (“ERISA”); (3) disputes that an applicable federal statute expressly states cannot be arbitrated or subject to a pre-dispute arbitration agreement; (4) disputes between the parties that may not be subject to pre-dispute arbitration agreement as provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203); and (5) disputes that may not be subject to pre-dispute arbitration agreement under the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act (at the election of Employee). If any claim(s) not covered under this Agreement above are combined with claims that are covered under this Agreement, to the maximum extent permitted under applicable law, the covered claims will be arbitrated and continue to be covered under this Agreement.

C.         Class and Collective Actions. I agree that Covered Claims will only be arbitrated on an individual basis only, and that Company Group and I both waive any right for any Covered Claim to be brought, heard, decided, or arbitrated as a class action, collective action, or one involving different employees and the arbitrator will have no authority to hear preside over any such claim (“Class Action Waiver”). I further agree to refrain from joining and to take all available measures to affirmatively opt out of any legal proceeding in which any person or entity asserts or attempts to assert a claim against the Company Group and/or any (i) past present, or future parents, subsidiaries, affiliates, related companies, and d/b/a’s; (ii) any officers, directors, shareholders, employees or agents, (iii) any benefit plans of the Company Group in their capacity as such or otherwise; or (iv) any succors and assign. If there is a final judicial determination that the Class Action Waiver is unenforceable and that a class or collective action may proceed notwithstanding the existence of this Agreement, the Arbitrator is nevertheless without authority to preside over a class or collective action and, in that event, any class or collective action must be brought in a court of competent jurisdiction—not in arbitration.

D.         Private Attorney General Act (“PAGA”) Individual Action Requirement. The Company Group and I agree to arbitrate any PAGA claims on an individual basis only. Therefore, any Covered Claim brought by me to recover statutory penalties, or other individual relief must be arbitrated under this arbitration agreement (“PAGA Individual Action Requirement”.) The arbitrator is without authority to preside over any PAGA claim by You on behalf of any other person or joined by or consolidated with another person’s or entity’s PAGA claim. This PAGA Individual Action Requirement clause will be severable from this Agreement if there is a final judicial determination that it is invalid, unenforceable, unconscionable, void or voidable. In such case, the PAGA action must be litigated in a civil court of competent jurisdiction—not in arbitration—but the portion of the PAGA Individual Action Requirement that is enforceable will be enforced in arbitration.

E.         Procedure. The Company Group and I agree that either party may invoke arbitration, that any arbitration will be administered by the American Arbitration Association (“AAA”), and that the Employment Arbitration Rules and Mediation Procedures in effect at the time a demand for arbitration is filed will apply, except as follows: (1) I will not be responsible for any portion of AAA’s initial filing fees in excess of the filing or initial appearance fees applicable to court actions in the jurisdiction where the arbitration will be conducted and the Company Group shall pay any remaining portion of the initial fee and will pay all costs and expenses unique to arbitration, including without limitation the arbitrator’s fees; (2) unless the parties jointly agree otherwise, the arbitrator must be an attorney experienced in employment law and licensed to practice law in the state in which the arbitration is convened, or a retired judge from any jurisdiction; (3) the arbitrator may award any remedy to which a party is entitled under applicable law, but remedies will be limited to those that would be available to a party in their individual capacity for the claims presented to the Arbitrator, and no remedies that otherwise would be available to an individual under applicable law will be forfeited (4) unless otherwise agreed in writing by the parties, the arbitrator shall apply the substantive federal, state, or local law applicable to the claims asserted; (5) the arbitrator shall have the authority to issue an award or partial award without conducting a hearing on the grounds that there is no claim on which relief can be granted or that there is no genuine issue of material fact to resolve at a hearing, consistent with Rules 12 and 56 of the Federal Rules of Civil Procedure; (6) either party may make an offer of judgment in a manner consistent with, and within the time limitations, consequences, and effects provided in Rule 68 of the Federal Rules of Civil Procedure; (7) the Federal Rules of Evidence shall apply to the proceeding; (8) the decision of the arbitrator shall be in writing, setting forth the reasons for the arbitrator’s determination and shall be final and binding on all parties; (9) the arbitrator’s authority shall be limited to deciding the case submitted by the Party bringing the arbitration and, therefore, no decision by any arbitrator shall serve as precedent in other arbitrations. The Employment Arbitration Rules and Mediation Procedures can be found on the AAA’s website at: www.adr.org/employment. Unless the parties jointly agree otherwise, the arbitration shall take place in take place in or near the city and in the state where I am employed or was last employed by the Company Group. Any party or witness who is unable to appear at the arbitration in person is permitted, in the arbitrator’s discretion, to appear by telephone or video conference. Should either party fail to appear or participate in the arbitration proceedings, the arbitrator may decide the dispute on the evidence presented in the proceeding by the appearing party.

F.         Arbitration as the Exclusive Remedy. Except as provided by this Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute involving any Covered Claim between me and the Company Group. Accordingly, except as provided for by this Agreement, neither I nor the Company Group will be permitted to pursue court action regarding Covered Claims.

G.         Availability of Temporary Injunctive Relief in Aid of Arbitration. Notwithstanding the exclusivity provisions above, either party may petition a court of law for temporary or preliminary injunctive relief to temporarily enforce a restriction in this Agreement or any other agreement regarding trade secrets, confidential information, or non-solicitation pending resolution of the merits of any arbitrable controversy through arbitration. Any such proceeding shall be filed in a state or federal court located in the county where I reside when last employed by the Company Group or the business litigation session of the superior court in Suffolk County, Massachusetts, and the parties to this Agreement hereby consent to personal jurisdiction therein. All determinations of final relief, however, will be decided in arbitration. The parties understand that any breach or threatened breach of such an agreement will cause irreparable injury and that money damages will not provide an adequate remedy, and the parties therefore consent to the issuance of a temporary and/or preliminary injunction in such circumstances, acknowledging that an arbitration ultimately will resolve the parties’ underlying dispute.

H.         Administrative Relief. I understand that this Agreement does not prohibit me from making a report or filing an administrative charge with a local, state or federal administrative body such as a state human rights commission or department of fair employment and housing, including, the Equal Employment Opportunity Commission, US. Department of Labor, Securities and Exchange Commission, National Labor Relations Board, Occupational Safety and Health Administration, state unemployment board, the Workers’ Compensation Board or any law enforcement agency. This Agreement does, however, preclude me from recovering money damages in the context of such a proceeding or pursuing a court action regarding any such claim. Nothing in this Agreement prevents or excuses a party from exhausting administrative remedies by filing any charges or complaints required by any governmental agency (including without limitation the Equal Employment Opportunity Commission and/or similar state or local agency) before bringing a claim in arbitration.

I.         Voluntary Nature of Agreement. I acknowledge and agree that I am executing Section 10 and the Agreement to arbitrate voluntarily and without any duress OR UNDUE INFLUENCE BY The company group OR ANYONE ELSE. I FURTHER ACKNOWLEDGE and agree that I have carefully read Section 10 and that I have asked any questions NECESSARY for me to understand the terms, consequences and binding effect of section 10’s Agreement to arbitrate. I FURTHER ACKNOWLEDGE and AGREE THAT I fully understand THIS AGREEMENT to arbitrate, AND that I am knowingly, voluntarily and irrevocably waiving my right to bring a lawsuit in court and my right to a jury trial. Finally, I agree that I have been provided an opportunity to seek the advice of an attorney of my choice before signing this agreement. I ACKNOWLEDGE MY VOLUNTARY ACCEPTANCE OF SECTION 10 BY MY SIGNATURE HERE:

/s/ Bernard Barbour
Signature
Bernard Barbour
Name of Employee (typed or printed)

11.	General Provisions.

A.         Governing Law. This Agreement will be governed by the laws of the Commonwealth of Massachusetts.

B.         Entire Agreement. This Agreement along with my offer letter to which this Agreement is appended, sets forth the entire agreement and understanding between the Company Group and me relating to the subject matter herein and supersedes all prior discussions or representations between us including, but not limited to, any representations made during my interview(s) or relocation negotiations, whether written or oral; however, should I be subject to a prior agreement with the Company Group containing confidentiality, non-solicitation, non-competition and/or invention assignment provisions and this Agreement is found to be unenforceable, for any reason, then such prior agreement(s) shall remain in place and survive to afford the Company the greatest protection allowed by law. Further, should I be subject to an equity or incentive compensation agreement with the Company Group containing confidentiality, non-solicitation, noncompetition and/or invention assignment provisions, the restrictive covenants in this Agreement shall supplement (rather than supersede) the covenants in such equity or incentive compensation agreements (“Other Covenants”), and the Other Covenants shall remain in full force and effect. To the extent any conflict exists between the restrictions set forth in this Agreement and the Other Covenants, the Company Group shall be provided the greatest protection set forth in either agreement. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the Company Group and me. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

C.         Severability. In the event that the provisions of Section 10 prohibiting class action, collective action, mass action, or other multi-party proceedings are deemed void or unenforceable, the parties’ agreement to arbitrate and all of Section 10 shall be deemed void and of no effect, with the remainder of this Agreement surviving as if it did not include Section 10. If any other provision(s) of this Agreement are deemed void or unenforceable, the remaining provisions will continue in full force and effect.

D.        Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company Group, its successors, and its assigns. I consent to the assignment of this Agreement by Company Group at its discretion, including, without limitation, as part of a sale, merger, or other transaction including without limitation an asset sale or assignment, stock sale, merger, consolidation or other corporate reorganization. My obligations under this Agreement are personal in nature and will not be assigned by me without the written consent of the Company Group.

E.         At-Will Employment. I agree and understand that nothing in this Agreement shall constitute a contract of employment or confer any right with respect to continuation of employment by the Company Group, nor shall it interfere in any way with my right or the Company Group’s right to terminate my employment at any time, with or without cause.

F.         Electronic Signature. The Company Group and I agree that my electronic signature included in this Agreement is intended to authenticate this writing and to have the same force and effect as an original signature by hand in ink. The Company Group assents to and accepts this Agreement upon me providing my signature either electronically or by hand..

G.         Protected Activity. Nothing in this Agreement prohibits me from (i) opposing an event or conduct that I reasonably believe is a violation of law, including criminal conduct, discrimination, harassment or other unlawful employment practices or of a recognized clear mandate of public policy, or (whether in the workplace or at a work-related event), (ii) disclosing sexual assault or sexual harassment (in the workplace, at work-related events, between employees or between an employer and an employee or otherwise), (iii) reporting such an event or conduct to my attorney, law enforcement, or the relevant law-enforcement agency (such as the Securities and Exchange Commission, Department of Labor, Occupational Safety and Health Administration, Equal Employment Opportunity Commission, the state or local agency on human rights), or (iv) making any truthful statements or disclosures required by law or otherwise cooperating in an investigation conducted by any government agency (collectively referred to as “Protected Activity”). In addition, nothing requires notice to or approval from the Company Group before engaging in such Protected Activity. Further, nothing in this Agreement shall prohibit any non-management, non-supervisory employees from engaging in protected concerted activity under §7 of the NLRA or similar state law such as joining, assisting, or forming a union, bargaining, picketing, striking, or participating in other activity for mutual aid or protection, or refusing to do so; this includes using or disclosing information acquired through lawful means regarding wages, hours, benefits, or other terms and conditions of employment, except where the information was entrusted to the employee in confidence by the Company Group as part of the employee’s job duties in a Confidential Role.

[Signature Page Follows]

The effective date of this Agreement shall be the date signed by me, the Employee, below unless this Agreement is entered into as a condition of initial employment or promotion in which case the effective date is the first day of My employment in such new position (whether reduced to writing on that date or not). Under no circumstances will the Agreement become effective until ten (10) business days have passed following my initial receipt of the Agreement.

If I am being initially hired by the Company Group, I acknowledge that I received a copy of this Agreement with My first formal offer of employment from the Company Group or at least ten (10) business days before commencement of my employment by the Company Group, whichever came first; and if I was already employed by the Company Group at the time of signing this Agreement, that I was provided a copy hereof at least ten (10) business days before the effective date of this Agreement.

I read all the provisions contained herein, and all questions I had about the Agreement were answered to my satisfaction. I understand that I was provided an opportunity to seek the advice of an attorney of my choice before signing this Agreement.

Date:	12/8/2025

/s/ Bernard Barbour
Signature

Bernard Barbour
Name of Employee (typed or printed)

ACCEPTED AND AGREED TO: SKILLSOFT

By:	/s/ Ciara Harrington

Name:	Ciara Harrington

Exhibit A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

No inventions or improvements

Additional Sheets Attached

Signature of Employee: /s/ Bernard Barbour

Print Name of Employee: Bernard Barbour

Date: 12/8/2025

Exhibit B

INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT

(a)         Any provision in this Agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)         Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)         Result from any work performed by the employee for the employer.

Exhibit C

TERMINATION CERTIFICATION

Each certification below is qualified in its entirety by terms and provisions of the Restrictive Covenants Agreement:

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Skillsoft, its subsidiaries, affiliates, successors or assigns (together, the “Company Group”).

I further certify that I have complied with all the terms of the Restrictive Covenants Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, pursuant to the terms of the Restrictive Covenants Agreement, I will maintain the confidentiality of all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company Group or any of its employees, clients, consultants or licensees.

I further agree that I will comply with the non-solicit provisions of the Restrictive Covenants Agreement related to the Company Group’s employees.

Date:

(Employee’s Signature)

(Type/Print Employee’s Name)

Exhibit D

CONFLICT OF INTEREST GUIDELINES

It is the policy of Skillsoft to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company Group. The following are potentially compromising situations which must be avoided.

1.         Revealing confidential information to outsiders or misusing confidential information in violation of the Restrictive Covenants Agreement. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company Group is intended. (The Restrictive Covenants Agreement elaborates on this principle and is a binding agreement.)

2.          Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company Group.

3.           Participating in civic or professional organizations that might involve divulging confidential information of the Company Group in violation of the Restrictive Covenants Agreement.

4.          Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5.           Initiating or approving any form of harassment of employees.

6.          Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company Group.

7.           Borrowing from or lending to employees, customers or suppliers.

8.           Acquiring real estate of interest to the Company Group.

9.           Improperly using or disclosing to the Company Group any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10.         Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

11.         Making any unlawful agreement with distributors with respect to prices.

12.         Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

13.         Engaging in any conduct which is not in the best interest of the Company Group.

Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict-of-interest policy may result in discharge without warning.